EXHIBIT 1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of GolfGear International, Inc., and that this Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned hereby executes this Agreement this 22 day of October, 2002.

MC CORPORATION,
a Japanese corporation

By:	/s/ Naoya Kinoshita
Name:	Naoya Kinoshita
Its:	President

     IN WITNESS WHEREOF, the undersigned hereby executes this Agreement this 22 day of October, 2002.

/s/ Naoya Kinoshita Naoya Kinoshita